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                                                                    EXHIBIT 99.1

SCRIPPS STOCK SPLIT IS CONSUMMATED

For immediate release                                               (NYSE:SSP)
Sept. 10, 2004


CINCINNATI, Ohio - The two-for-one stock split authorized by the Board of Directors of The E.W. Scripps Company on July 29 in the form of a 100 percent stock dividend to shareholders of record at the close of business on Aug. 31 was paid today. Scripps shareholders received one additional share for each share held on Aug. 31. The company's Class A Common Shares, which are listed on the New York Stock Exchange, will begin trading on a split-adjusted basis on September 13, 2004. The stock split will not change the proportionate interest a shareholder maintains in the company.

ABOUT SCRIPPS

The E.W. Scripps Company is a diverse media concern with interests in national lifestyle television networks, newspaper publishing, broadcast television, television retailing, interactive media and licensing and syndication. All of the company's media businesses provide content and advertising services via the Internet.

Scripps is organized into the following operating divisions.

SCRIPPS NETWORKS, which includes the company's growing portfolio of popular lifestyle television networks. Scripps Networks brands include Home & Garden Television, Food Network, DIY -- Do It Yourself Network and Fine Living. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 86 countries.

SCRIPPS NEWSPAPERS, including daily and community newspapers in 17 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service. Scripps newspapers include the Rocky Mountain News in Denver, the Commercial Appeal in Memphis, the Knoxville (Tenn.) News-Sentinel and the Ventura County (Calif.) Star.

SCRIPPS TELEVISION STATION GROUP, including six ABC-affiliated stations, three NBC affiliates and one independent. Scripps operates broadcast television stations in Detroit, Cleveland, Cincinnati, Phoenix, Tampa, Baltimore, Kansas City, Mo., West Palm Beach, Fla., Tulsa, Okla., and Lawrence, Kan.

SHOP AT HOME NETWORK, the company's television retailing subsidiary, which markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 50 million full-time equivalent U.S. households, including 5 million households via five Scripps-owned Shop At Home affiliated television stations.

UNITED MEDIA, a leading licensing and syndication company. United Media is the worldwide licensing and syndication home of Peanuts, Dilbert, For Better or For Worse and about 150 other features and characters.